Exhibit 99.5

MEDICINE MAN TECHNOLOGIES INC. COMPLETES ITS ACQUISITION OF THE BIG TOMATO RETAIL SUPPLIER OPERATION IN DENVER

Denver, Colorado – September 20, 2018. Medicine Man Technologies, Inc. (OTCQB: MDCL) (the “Company”), one of the country’s leading cannabis consulting service companies today announced it has completed the acquisition of the Big Tomato retail supplier business effective September 17, 2018.

The Big Tomato retail business has been open since 2001 and is expected to generate approximately $2.5M in revenues this year. The business carries a wide variety of grow related products and will also be acting as another distribution hub for the Company’s Success Nutrients product line. Located at 695 Billings Street in Aurora, CO, it also has an online presence (www.bigtomato.com) that the Company expects to integrate into its other web-based elements. The Company has already begun to expand the Big Tomato wholesale presence to its client base in Colorado and throughout the US.

The terms of the acquisition include the issuance of 1,933,329 shares of the Company’s common stock, representing an agreed upon valuation of $3 million. In addition, the Company will pay approximately $307,000 for inventory in cash, including the assumption of approximately $250,000 in inventory accounts payable.

Jeremy Stout, Big Tomato’s Managing Partner stated, “My partners and I are very excited about this new opportunity to align ourselves with Medicine Man Technologies, Inc. We all believe we can provide the Company’s clients with competitive pricing for their nutrient products that will continue to meet their respective specifications through our established relationships in the cannabis industry. We are looking forward to working with Joshua Haupt and his team to expand our business as well as the value of Medicine Man Technologies, Inc.”

Joshua Haupt, the Company’s Chief Operating Officer stated, “As we continue to expand our client base we remain focused on providing our clients with the best products and pricing from a large number of proven suppliers. We expect that this will be enhanced as a result of our acquisition of Big Tomato, including purchasing relationships we will be focusing on best pricing for our as well as their existing retail clients.”

About the Big Tomato Retail Store

Two JS LLC, dba The Big Tomato has been the leading supplier of hydroponics & indoor gardening supplies in Denver, Colorado and the surrounding communities since May 2001. It has established a reputation as a store that is fully stocked, has great pricing, has a very knowledgeable staff, and has been around since before the “hydroponics boom”. It has continued to provide thousands of indoor gardeners and commercial growers with top quality hydroponic supplies at the best prices. The store maintains an extremely large inventory of hydroponic and gardening supplies. Bit Tomato’s new website, TheBigTomato.com was created for the discriminating indoor gardener who is looking for reliable gardening help and customer service while at the same time enjoying the great savings on the products they want to purchase. The website is supported by the company’s brick-and-mortar store located in Aurora, Colorado. Every sales staff member is an experienced grower that is trained to service customers and answer any questions. Products include indoor gardening products, grow boxes, grow lights, hydroponic systems, ballasts, bulbs, nutrients and additives, and other high-end hydroponic items.

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About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has or has had active clients in California, Iowa, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, New York, Massachusetts, Puerto Rico, Canada, Australia, Germany, and South Africa. The Company continues to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will "share" the ever-improving experience and knowledge of the network, and 5) continuing the expansion of its Brands Warehouse concept through entry into industry based cooperative agreements and pursuing other acquisitions as they prove suitable to overall business development strategy.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387

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